Exhibit 3.84
Certificate of Assistant Secretary
     I, Wayne R. Lewis, in my capacity as Assistant Secretary of Dr Pepper/Seven Up Beverage Sales Company, a Texas corporation (the “Corporation”), am delivering this Certificate of Assistant Secretary to certify that the Corporation was formerly known as Dr Pepper Beverage Sales Company (the “Former Name”) and the Bylaws attached hereto in the Former Name continue to be the Bylaws of the Corporation.
     IN WITNESS WHEREOF, I have set my hand to this Certificate as of the 18th day of November, 2008.

DR PEPPER/SEVEN UP BEVERAGE SALES COMPANY a Texas corporation
By:	/s/ Wayne R. Lewis
Wayne R. Lewis
Assistant Secretary

State of Texas	§
§
County of Collin	§
     This instrument was acknowledged before me on this 18th day of November 2008, by Wayne R. Lewis, Assistant Secretary of Dr Pepper/Seven Up Beverage Sales Company, a Texas corporation, on behalf of said corporation.

/s/ Janet L. Barrett
Janet L. Barrett
Notary Public in and for the State of Texas

BYLAWS
OF
DR PEPPER BEVERAGE SALES COMPANY
ARTICLE I
STOCK
     1.01 — Certificates. All certificates of stock shall be in a form approved by the Board of Directors; shall be numbered and issued in an appropriate manner prescribed by the Secretary; shall be signed by the President or any Vice President and by the Secretary or an Assistant Secretary; and be sealed with the corporate seal. The signatures of the President or any Vice President and the Secretary or an Assistant Secretary may be facsimile signatures if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Company itself or an employee of the company. The seal may be affixed by actual impression or in facsimile form. A record of each certificate issued shall be kept in the stock books of the company.
     1.02 — Transfers. Transfers of stock shall be made only upon the books of the company. Before a new certificate is issued, the old certificate, properly endorsed, shall be surrendered. Surrendered certificates shall be cancelled and shall be preserved in such manner and for such period of time as the Secretary, with the approval of the Board of Directors, may prescribe.
     1.03 — Record Dates. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders. Such date shall not be more than fifty days, and, in case of a meeting of shareholders, not less than ten days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to Notice of or to Vote at a Meeting of Shareholders, then the 40th day prior to (but not including) the date set there for shall be the Record Date for such determination of shareholders. The record date for the determination of the shareholder entitled to receive payment of any dividend shall be fixed in the resolution declaring such dividend. When a determination of shareholders entitled to notice of or to vote at any meeting of shareholders has been made as provided herein, such determination shall apply to any adjournment thereof.
      1.04 — Treasury Stock. The treasury stock of the company shall include such issued stock of the company as may be acquired by purchase, donation or otherwise, and shall be held subject to disposal by the Board of Directors. Such stock shall neither vote nor participate in dividends while held by the company.
     1.05 — Lost Certificates. If any stock certificates issued by this company shall be represented to have been lost, stolen or destroyed, any duly appointed transfer agent may, upon request, issue a new certificate in lieu thereof, upon being provided with (a) surety bond in such form and with such surety as shall be satisfactory to such transfer agent and this company, such bond to be without limit as to the amount of liability and payable to this company and to each and every duly appointed transfer agent and registrar of the company; and (b) written authorization, from the Secretary of the Company or such other officer as may be designated by the Board of Directors, for the issuance of the new certificate. Such written authorization shall be provided in conformity with procedures therefor approved by the Board of Directors.
ARTICLE II
SHAREHOLDERS
     2.01 — Annual Meetings. The annual meeting of the shareholders of the company shall be held in the principal office of the company in Dallas, Texas, at 9:00 A.M. on the Second Tuesday of March each year, if not a legal holiday, but if a legal holiday then on the next succeeding business day, for the purpose of electing directors and transacting such other business as may properly be brought before the meeting.
     2.02 — Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board, or, in his absence, by the President or a Vice President; or by the Board of Directors; or by the holders of not less than one-tenth of all the shares entitled to vote at the meeting; and shall be held at such time and place as may be designated in the call for the meeting.
     2.03 — Notice of Meetings. Written or printed notice stating the place, day and hour of a shareholders’ meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten or more than fifty days before the date of the meeting, either personally or by mail, by or at the direction of the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting, except that if the capital stock is to be increased, at least thirty days’ notice shall be given. If notice is mailed, it shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at his address as it appears on the stock transfer books of the company, with postage thereon prepaid.
     2.04 — Quorum. A majority of the shares entitled to vote, represented in person or by written proxy, shall constitute a quorum at a meeting of shareholders. If a quorum is present, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders, unless the vote of a greater number is required by statute or by the Articles of Incorporation. If a quorum is not present, a majority of those present may adjourn the meeting from day to day, or to a day certain, but no one adjournment to be for more than thirty days.
     2.05 — Voting of Shares. Each outstanding share shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. At each election for directors every shareholder shall have the right to vote the number of shares owned by him for as many persons as there are directors to be elected. Cumulative voting shall not be permitted. A shareholder may vote either in person or by written proxy, but no proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy. Voting for the election of directors shall be by written ballot unless a majority of the shares represented at the meeting be voted in favor of some other method of voting. Voting on other matters need not be by ballot unless such is requested by not less than one-fourth an interest of the shareholders represented and entitled to vote at the meeting.
ARTICLE III
DIRECTORS
     3.01 — Number. The business and property of the company shall be managed by a Board of Directors of not less than three nor more than fifteen members. The Board of Directors may amend the Bylaws to provide for an increase in the number of directors but any such directorship will be filled by election at an annual meeting or special meeting of shareholders called for that purpose. The number of directors may be decreased within such limits only by the shareholders at an annual meeting or special meeting. Any such increase or decrease shall have the force and effect of a bylaw. Directors shall be elected annually by the shareholders for the term of one year and until their successors have been elected and qualified. Any vacancies in the Board may be filled by the remaining directors for the unexpired term or terms. None of the directors need be shareholders of the Company.
     3.02 — Regular Meetings. Regular quarterly meetings of the Board of Directors may be held in the principal office of the company in Dallas, Texas or at such other place as shall be specified in the notice of the meeting, at 9:00 A.M. on the fourth Thursday of each month, if not a legal holiday, otherwise on the next succeeding business day, and a regular meeting of the Board of Directors may be held immediately after the annual meeting of the shareholders, at the principal office of the company.
     3.03 — Special_Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board or, in case of his absence or disability, by the President or, in the case of absence or disability of both the Chairman and the President, by any Vice President or by any two directors, and shall be held at such time and place as is specified in the call for the meeting. Special meetings may also be held at any time and place without notice and for the transaction of any business by unanimous written consent of all of the directors then in office.
     3.04 — Notice of Meetings. Notices of both regular and special meetings of the Board of Directors shall be mailed to each member of the Board not less than five days before any such meeting. It shall not be necessary to state the business to be transacted at, or the purpose of, any regular or special meeting in the notice thereof. No notice need be given of any adjourned meeting.
     3.05 — Action Without Meeting. Any action required or permitted to be taken at a meeting of the directors or at a meeting of the executive committee, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof.
     3.06 — Executive Committee. The Board of Directors may by resolution adopted by a majority thereof, appoint from its own membership an Executive Committee of three members. The Board in like manner may also appoint from its own membership, two alternate members who shall serve on the Executive Committee, in order of their appointment, in the absence of one or more of the regular members. The Executive Committee shall be vested with and may exercise all the powers of the Board of Directors not otherwise prohibited by statute, when the Board is not in session, and when at lease two members, of the Executive Committee are present, including alternate members when they are serving in the absence of regular members.
     The Executive Committee may meet without notice at such stated times and places as the Board of Directors may fix and shall meet on call by the Chairman or the President of the company or any two regular members of the Committee, upon three days’ written notice to all members of the Committee, including alternate member. The call for any special meeting of the Executive Committee need not state the intended purposes thereof.
ARTICLE IV
OFFICERS
     4.01 — Required Officers. The officers of the company shall be a chairman, a president, one or more vice presidents, a secretary, a treasurer and a controller. Neither the chairman nor the president may also be the secretary and the offices of treasurer and controller may not be held by the same person.
     4.02 — Election or Appointment. The Board of Directors, at each organization meeting, shall elect or appoint the officers of the company to hold office for the ensuing year.
     4.03 — Additional Officers. The Board of Directors may, from time to time as it deems necessary, elect or appoint other officers to hold office until the next organization meeting of the Board.
     4.04 — Salaries. The salaries of all officers and agents of the company shall be fixed by the Board of Directors.
     4.05 — Term and Removal. The officers of the company shall hold office until their successors are chosen and qualified in their stead. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

POWERS AND DUTIES OF THE OFFICERS
     4.06 — The Chairman. The chairman shall be the chief executive officer of the company and shall preside at all meetings of the shareholders, the Board of Directors and the Executive Committee. He shall, under the direction of the Board, exercise the powers and perform the duties usually vested in the chief executive officer of a company, and shall see that all orders and resolutions of the Board of Directors are carried into effect.
     4.07 — The President. The president shall be the chief operating officer of the company and shall exercise such other powers and perform such other duties as may be prescribed by the Board of Directors. In the absence or disability of the chairman, the president shall exercise the powers and perform the duties of the chief executive officer of the company.
     4.08 — Vice Presidents. The vice presidents shall exercise such powers and perform such duties as may be prescribed by the Board of Directors or the chairman or the president.
     4.09 — The Secretary. The secretary shall attend all sessions of the Board and all meetings of the shareholders and shall cause to be recorded all votes and the minutes of all proceedings in a book to be kept for that purpose. He shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors. He shall have custody of the seal of the company.
     4.10 — The Treasurer. The treasurer shall be the financial officer of the company. He shall have custody of the company’s funds and securities, and subject to such limitations as the Board of Directors may from time to time prescribe, he shall have such powers and duties as generally pertain to the office of treasurer. He shall give bond for the faithful discharge of his duties in such sum and with such surety or sureties as the Board of Directors may from time to time prescribe.
     4.11 — Vacancies. If the office of any officer or agent becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or for any cause, the Board of Directors may choose a successor or successors who shall hold office for the unexpired term in respect of which such vacancy occurred and until his successor shall be duly elected or appointed and qualified.
     4.12 — Delegation of Duties. In case of the absence of any officer of the company, or for any other reason that the Board may deem sufficient, the Board of Directors may delegate, for the time being, the powers or duties or any portion thereof, of such officer to any other officer or to any director; provided a majority of the entire Board concurs in such delegation.
ARTICLE V
GENERAL PROVISIONS
     5.01 — Dividends. Dividends shall be declared only from surplus profits at such times as the Board of Directors shall direct, and no dividends shall be declared that will impair the capital of the company.
     5.02 — Deposit and Withdrawal of Money. The moneys of the company shall be deposited in the name of the company in such banks or trust companies as the President and Treasurer shall designate. Such moneys shall be drawn out only by checks signed by such officers or employees as shall be designated by resolution of the Board of Directors or of the Executive Committee; provided the Board of Directors or the Executive Committee may authorize the President or the Treasurer or both of them, to revoke authority to sign as to any person previously so authorized and to designate additional signers. In the event of such revocation or designation by either the President or the Treasurer, or both of them, such action shall be duly reported at the next meeting of the Board of Directors thereafter occurring.
      5.03 — Employment of Others Than Officers. All employees and agents of the company (other than officers) shall be employed on a month-to-month or shorter basis unless a longer term is expressly authorized by the Board of Directors or the Executive Committee, provided that all terms of employment, on whatever basis, shall be subject at all times to termination for cause.
      5.04 — Indemnification of Directors or Officers. Any person made a party to any civil or criminal action, suit or proceeding by reason of the fact that he, his testator or intestate, is or was a director, officer, employee or agent of the company or of any corporation which he served as such at the request of the company, may be indemnified by the company against the reasonable expenses, including, without limitation, attorneys’ fees and amounts paid in satisfaction of judgment or in settlement, other than amounts paid to the company by him, actually and necessarily incurred by or imposed upon him in connection with, or resulting from the defense of, such civil or criminal action, suit or proceeding, or in connection with or resulting from any appeal therein, except in relation to matters as to which it shall be adjudged in such civil or criminal action, suit or proceeding that such officer, director, employee or agent is liable for negligence or misconduct in the performance of his duties to the company. In the case of a criminal action, suit or proceeding, a conviction (whether based on a plea of guilty or nolo contendere or its equivalent, or after trial) shall not of itself be deemed an adjudication that such officer, director, employee or agent is liable for negligence or misconduct in the performance of his duties to the company. Any amount payable pursuant to this Article may be determined and paid, at the option of the person to be indemnified, pursuant to procedure set forth from time to time in the Bylaws or by any of the following procedures: (a) order of the court having jurisdiction of any such civil or criminal action, suit or proceeding, (b) resolution adopted by a majority of a quorum of the Board of Directors of the company without counting in such majority or quorum any directors who were parties to such action, suit or proceeding, (c) resolution adopted by the holders of record of a majority of the outstanding shares of capital stock of the company having voting power, or (d) order of any court having jurisdiction over the company. Such right of indemnification shall not be exclusive of any other right which such officers, directors, employees or agents of the company, and the other persons above mentioned, may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective right of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under this Article.
ARTICLE VI
SEAL
     6.01 — Form of Seal. The corporate seal of the company shall consist of the name of the company in the form of a circle with the word “Seal” in the center.
ARTICLE VII
WAIVER OF NOTICE
     7.01 — Waiver of Notice. Whenever any notice is required to be given by any statute or the Bylaws of the company, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before, at or after the time stated therein shall be deemed equivalent thereto.

ARTICLE VIII
AMENDMENTS
     8.01 — Amendments or Change of Bylaws. These Bylaws may be amended, repealed, added to, or altered, in whole or in part, by a majority vote of the Board of Directors at any regular meeting or at any special meeting where such action was announced in the call and notice of such meeting.